EXHIBIT 99.1

San Juan Basin Royalty Trust

TexasBank, Trustee
2525 Ridgmar Boulevard Suite 100
Fort Worth, Texas 76116

NEWS RELEASE

San Juan Basin Royalty Trust

Declares Monthly Cash Distribution

FORT WORTH, Texas, December 19, 2003 — TexasBank, as Trustee of the San Juan Basin Royalty Trust, today declared a monthly cash distribution to the holders of its units of beneficial interest of $6,967,425.55 or $0.149487 per unit, based principally upon production during the month of October 2003. The distribution is payable January 15, 2004, to unit holders of record as of December 31, 2003. Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 3,713,082 Mcf (4,094,770 MMBtu). Dividing revenues by production volume yielded an average gas price for October 2003 of $3.68 per Mcf ($3.34 per MMBtu) as compared to $3.68 per Mcf ($3.46 per MMBtu) for September 2003. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $1,737,462. Lease operating expense was $1,168,322 and taxes were $1,495,535.

The subject gas is marketed by Burlington Resources Oil & Gas Company LP in two packages to Duke Energy and Marketing, L.L.C. and PNM Gas Services, respectively, under contracts ending March 31, 2005. Burlington has informed the Trust that it has entered into an Assignment and Novation Agreement pursuant to which the rights and obligations of Duke will be assigned to and assumed by ConocoPhillips Company effective as of January 1, 2004.

Contact:	Lee Ann Anderson, Vice President and Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
Fax: (817) 735-0936

Website: www.sjbrt.com
e-mail: sjt@texasbank.com
NYSE Ticker Symbol: SJT